ARTELIS

ATMI

The Source of Bioprocess Efficiency™

PROCESS DEVELOPMENT AGREEMENT

BETWEEN

(1) ATMI BVBA, a limited liability company incorporated under the laws of Belgium, having its registered office at 3320 Hoegaarden, Reugelstraat 2, Belgium,

Represented for the purposes of this Agreement by **Mario Philips**, in his capacity of **Managing Director**;

Hereinafter referred to as "ATMI";

AND

(2) Orgenesis Ltd., a limited liability company incorporated under the laws of Israel, having its registered office at 70 Denya street, Haifa, Israel, 34980, with the registerof legal entities under number 514678937

Represented for the purposes of this Agreement by **Jacob BenArie**; in his/her capacity of **CEO**;

Hereinafter referred to as "**Orgenesis**";

The parties referred to above sub (1) and (2) are individually referred to as a "**Party**" and jointly as the "**Parties**".

In November 2010, after several years of close collaboration, ATMI was acquired by ATMI (www.atmi.com), a U.S. public company listed on the NASDAQ. ATMI is now part of ATMI LifeSciences, a global provider of single-use bioprocessing technologies and solutions.

WHEREAS:

ATMI is a company that aims at providing process intensification technologies and services for the biotech industry. This includes disposable high-cell-density bioreactor solutions and cell culture process optimization.

ATMI has designed and developed the Xpansion technology: a multiplate bioreactor especially developed for adherent fragile cell culture applications such as stem cells culture. The Xpansion bioreactor is operated with a process control system. Within the framework of this Agreement, the Xpansion technology (the "**Equipment**"), will

be implemented at ATMI with Orgenesis's cells, culture media, protocols, read-outs, etc. (the "**Material**")

Consequently, Orgenesis is willing to provide ATMI with the Material for the purpose of the Study. Orgenesis hereby agrees to provide the aforementioned products and documents to ATMI, and any and all information required for it to conduct its work, under the terms and conditions set forth in this Agreement.

Orgenesis is currently engaged in clinical studies, with a Phase 1/11 to be started. Orgenesis' starting material is made of biopsies of liver.

Orgenesis is interested in the Equipment, as defined hereabove, for the purpose of its research and development work, and specifically for testing the feasibility of the Equipment to evaluate the Xpansion technology to benchmark with traditional technologies in use at Orgenesis. Within that framework, ATMI will deliver process development services to Orgenesis by conducting in-house experiments with the Xpansion system and the Material and providing technical support for use in cell culture applications for the production of cells for cell therapy applications. The experiments shall be performed at ATMI (the "**Study**").

ATMI hereby agrees to use the Equipment and Orgenesis's Material in-house on behalf of Orgenesis to conduct its Study, under the terms and conditions set forth in this Agreement.

IT IS AGREED AS FOLLOWS:

1 PURPOSE

1.1 ATMI undertakes to deliver process development services to Orgenesis by using the Equipment and Orgenesis's Material in-house at ATMI's facility, so that it may complete the Study, to the exclusion of any and all other use.

1.2 Orgenesis undertakes to provide the Material to ATMI as soon as practical after the execution of this Agreement, and hereby grants to ATMI, which accepts such, a temporary non-exclusive right to use the Material so that it may complete the Study, to the exclusion of any and all other use.

Consequently, ATMI shall not be authorised to use the Material subsequent to the expiry date of this Agreement and for different purposes, without Orgenesis's prior written consent. In particular, the Material may not be used pursuant to research involving the participation of a third party without Orgenesis's prior written authorisation.

1.3 The Material shall not be transmitted to any and all third party other than to staff involved in implementing the Study, and who work directly under the authority

of the manager of the recipient laboratory. ATMI hereby guarantees the acceptance and compliance with the provisions of this Agreement by its staff.

1.4 Nobody shall be authorized to transport or send the Material to a destination other than the recipient laboratory or such authorized laboratories as to be agreed between the Parties.

2 PRICES AND DELIVERY

2.1 As consideration for the process development services, Orgenesis agrees to pay to ATMI the amounts as set forth in Annex II. For FTE costs, fees shall be payable net sixty (60) days of Orgenesis's receipt of an invoice from ATMI. For consumable costs, fees shall be payable net thirty (30) days of Orgenesis's receipt of an invoice from ATMI. The prices are fixed EXW (Brussels) (Incoterms 2010) and exclusive of any VAT, if applicable.

2.2 Invoices are payable within thirty (30) days from receipt by Orgenesis, for consumables and within sixty (60) days for FTE costs.

2.3 All amount due under this Agreement that are not paid on time shall accrue at a rate of 10 % per annum until the receipt of the payment in full, calculated on the basis of actual days and months elapsed. Any such accrued interest shall be due and payable at the end of each calendar month.

2.4 The service shall be delivered by ATMI at the time and in the quantities as set forth in Annex II.

3 OBLIGATION TO PROVIDE INFORMATION AND COMMUNICATION

3.1 On a regular basis and confidentially, ATMI agrees to promptly communicate to Orgenesis the results of its work in connection with the Study, obtained by using, or from, the Equipment and the Material.

A final report on the Study carried out and the results obtained during the term of the Agreement shall be provided to Orgenesis at the conclusion of the Study.

3.2 In the event of publication or communication concerning the Equipment and the Material and its use for the purpose of cell culture, the Study carried out and/or the results obtained, whatever their nature may be, and on any medium whatsoever, the preliminary document relating to such publication or communication shall be commonly agreed upon by both parties, thirty (30) days prior to the disclosure of this information, or the submission of said publication to the editor, at the latest. In any case, such document (text, application note, poster, etc.) shall cover the following items of information: material and methods, introduction, results, conclusion and perspectives. Except for the clear and precise indication of each Party's logo and contact details, the lay-out will be agreed upon freely.

3.3 In accordance with effective scientific practices, all publications or communications relating to the use of the Equipment and the Material shall refer to the fact that such Equipment is originated from ATMI and that such Material is originated from Orgenesis. Similarly, the contribution of ATMI staff to making the Equipment and the Material accessible shall be expressly mentioned in any and all publications or communications, either by thanking such staff, or mentioning them as co-authors.

3.4 Either party will be free to communicate the fact that ATMI and Orgenesis have cooperated, to the extent such communication does not cause any damage or loss whatsoever to the other party.

3.5 The provisions of this Article 3 shall remain effective during the term of this Agreement and for a period of five (5) years subsequent to its expiry or termination.

3.6 The foregoing is not intended to prevent either party from disclosing information and material events or changes as is required by applicable securities laws or regulations to which a party is subject, and in such case, the disclosure may be made freely by the party required to do so provided that prior notice is provided to the other party.

4 OWNERSHIP OF THE EQUIPMENT AND THE MATERIAL

4.1 ATMI is hereby acknowledged as being the sole owner of the Equipment and the related intellectual property rights. The Parties expressly agree that the right to use the Equipment, as granted under this Agreement, may not, under any circumstances, be construed as expressly or implicitly providing Orgenesis with any ownership right or title, or option or licence, whatsoever, over the Equipment supplied by ATMI after the technical transfer from ATMI to Orgenesis.

4.2 Orgenesis is hereby acknowledged as being the sole owner of the Material and the related intellectual property rights. The Parties expressly agree that the right to use the Material, as granted under this Agreement, may not, under any circumstances, be construed as expressly or implicitly providing ATMI with any ownership right or title, or option or licence, whatsoever, over the Material supplied by Orgenesis during the performance of the Study.

4.3 ATMI is hereby expressly forbidden from manipulating or transforming the Material in such a manner as to compromise Orgenesis's rights over said Material, without the latter prior written agreement.

4.4 Orgenesis is hereby expressly forbidden from manipulating or transforming the Equipment in such a manner as to compromise ATMI rights over said Equipment, without the latter prior written agreement.

4.5 Any and all mixture, combination or incorporation of the Material with/into any and all other Material by Orgenesis shall be forbidden, unless this is for the purposes of the Study.

5 RESULTS OBTAINED FROM THE USE OF THE EQUIPMENT

5.1 Results; Deliverables; Data. Any and all data, information, results, reports, and deliverables generated in the performance of the Project will be delivered to and will be the sole and exclusive property of Orgenesis, and Orgenesis will have the right to use and disclose them for any and all purposes permitted by Law, including but not limited to research and regulatory filings.

6 WARRANTIES - LIABILITY

6.1 As the Equipment is of an experimental nature, ATMI shall not provide any and all warranty as regards its condition, activity, usefulness, efficiency, purity, harmlessness, non-toxicity, safety, or as regards its use, market value, fitness for a particular purpose or suitability in respect of any and all objective.

6.2 As the Material is of an experimental nature, Orgenesis shall not provide any and all warranty as regards its condition, activity, usefulness, efficiency, purity, harmlessness, non-toxicity, safety, or as regards its use, market value, fitness for a particular purpose or suitability in respect of any and all objective.

6.3 Each party shall be solely liable for any and all risks or loss which may arise from any actions or inactions of their personnel or persons under their supervision, in particular in the event of injury, death, physical damage, or any and all other incident or loss that may be occasioned by the use, testing or manipulation of the products. Each party (the "Indemnitor") will indemnify and save harmless the other party (the "Indemnitee") from claims by Indemnitor's personnel or by third parties for loss or damage caused by Indemnitor or personnel under the Indemnitor's control.

6.4 ATMI undertakes to use the Equipment and the Material in accordance with the effective legislation of the country in which it is used during the performance of the Study. ATMI assumes full responsibility for complying with regulations and rules as to import or release the Equipment.

6.5 Orgenesis undertakes to use the Equipment in accordance with the effective legislation of the country in which it is used after the technical transfer from ATMI to Orgenesis. Orgenesis assumes full responsibility for complying with regulations and rules as to import or release the Material.

7 CONFIDENTIALITY

7.1 As used herein, the term "Confidential Information" means all information, of whatever nature, such as financial, commercial, economic, technical, legal or any other information, and in whatever form, such as analyses, compilations, studies, proprietary information, intellectual property rights, trade secrets, know-how or other tangible or intangible materials, that is disclosed, either directly or indirectly, by one Party to another, or that either Party Representatives, or otherwise acquired by either Party or its Representatives, during or in the framework of the Study, in

writing or verbally or electronically. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives, (b) was available to the receiving Party on a non-confidential basis prior to its disclosure by the first Party or its Representatives, as established by tangible evidence or (c) becomes available to the receiving Party on a non-confidential basis from a person other than the first Party or its Representatives who is not otherwise bound by a confidentiality agreement with the first Party or its Representatives.

As used herein, the term "Representatives" means, as to any Party, such Party's affiliate and its directors, officers, employees, agents, advisers, (including, without limitation, financial advisers, legal counsel and accountant) and controlling persons. Person shall be broadly interpreted to include without limitation, any corporation, company, partnership or other entity or individual.

7.2 In particular, each Party agrees:

(a) to keep all Confidential Information strictly secret and confidential and not to disclose or reveal it, in whole or in part, directly or indirectly, to any person, entity, organisation or administration, including any Representative thereof, without the prior written and specific consent of the other Party;

(b) not to use the Confidential Information in any manner or for any purpose other than in connection with the Study;

(c) to limit access to the Confidential Information to its employees and advisers, provided however that in such case, such employees and advisers are actively and directly participating in the Study and have undertaken a similar confidentiality obligation; and,

(d) to keep the discussions relating to the Study, the fact that they are taking place and the fact that the Parties have entered into this Agreement strictly secret and confidential an in general not to comment on the subject matter.

7.3 Each Party will be responsible for any breach of these obligations by its Representatives.

7.4 These obligations will not apply to information required to be disclosed by law or regulation.

7.5 The Confidential Information to be disclosed under the scope of this Agreement does not purport to be comprehensive and will be provided in good faith without independent verification. Neither Party makes any representation or warranty, express or implied, to or in relation with the accuracy or completeness of the Confidential Information disclosed under the scope of this Agreement or any other

written or oral information which has been or may be made available to the other Party.

7.6 Each Party acknowledges and agrees that the Confidential Information and any copies thereof so provided remain their own property and that nothing in this Agreement or in any disclosure made hereunder shall be construed as granting to the other Party any patent, copyright or design licence or rights of use under similar industrial property rights.

7.7 Upon termination of this Agreement, ATMI shall immediately return to Orgenesis or destroy (as that Orgenesis shall specify) all Confidential Information, including copies (including electronic copies), reproductions, summaries, analyses or extracts thereof or based thereon in the possession of Orgenesis or its Representatives.

7.8 Upon termination of this Agreement, Orgenesis shall immediately return to ATMI or destroy (as that ATMI shall specify) all Confidential Information, including copies (including electronic copies), reproductions, summaries, analyses or extracts thereof or based thereon in the possession of ATMI or its Representatives.

7.9 Notwithstanding the foregoing, where a separate, written confidentiality agreement exists between the Parties, the terms of such confidentiality agreement shall control the exchange of any applicable confidential information hereunder.

8 REMEDIES

Each Party agrees that if any of the provisions of this Agreement are not performed in accordance with their respective terms or are otherwise breached by it or its Representatives (as defined in Article 5), money damages may not necessarily be a sufficient remedy. Therefore, each Party agrees that, in addition to all other rights and remedies otherwise available to the other Party, the other Party shall be entitled to specific performance or equitable relief by way of injunction or otherwise in the event it or its Representatives breach or threaten to breach any of the provisions of this Agreement.

9 TERM AND TERMINATION

9.1 Unless terminated sooner as permitted hereunder, this Agreement shall commence starting immediately upon signature hereof and shall remain effective for a period of 6 months and shall not be automatically renewed.

9.2 In case of any problem or delay in carrying out the Study, which will affect the results or the term of the Study, ATMI will promptly inform Orgenesis and the responsible contact persons will meet in order to discuss such problems or delay.

9.3 Either Party ("Terminating Party") may terminate this Agreement at an earlier stage in the event that the other Party shall have breached this Agreement and failed to cure any such breach to the Terminating Party's reasonable satisfaction within thirty (30) days after receipt of notice of breach or that the other Party files for bankruptcy or becomes insolvent, annulled, winded-up or dissolved by a judicial

decision or decision of any other competent body or anything which is analogous to any of the acts or events specified in the foregoing.

9.4 In the event of any termination of this Agreement, for any reason whatsoever, ATMI undertakes, within a period of fifteen (15) days, to return the products, documents and information provided by Orgenesis and, where applicable not to keep any and all reproduction or copy.

9.5 Notwithstanding the expiry or termination of this Agreement, the provisions set forth in Articles 3.5, 4, 5, 6, 7, 8, 9.5 and 12 shall remain applicable and shall survive.

10 Purchase Option

ATMI hereby grants to Orgenesis, who accepts, an irrevocable option to purchase the Equipment. The option may be exercised by Orgenesis by delivering written notice to ATMI (or any successor or assign thereof) at any time during the period beginning on the date hereof and expiring on the date of termination of this Agreement.

11 Miscellaneous Provisions

11.1 **Assignment** - No Party may assign or transfer this Agreement or any rights hereunder (whether expressly, by implication or by operation of law, including by merger, consolidation, sale of assets or business or otherwise), or delegate its performance under this Agreement, to any third party without obtaining the prior written consent of the other Party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties.

11.2 **Notices** - Notices required or given hereunder shall be addressed as shown below and delivered (as elected by the Party giving notice): (i) by personal delivery; (ii) by internationally recognized express courier; or (iii) by facsimile with electronic confirmation of receipt by the Party receiving such notice). Notices shall be deemed to have been duly given (a) on the date of receipt (or if delivery is refused, the date of such refusal) if delivered pursuant to the foregoing clauses (i) and/or (ii), or (b) the day after receipt if delivered pursuant to the foregoing clause (iii). Any Party may change its address for purposes hereof on not less than three (3) days' prior notice to the other Party.

If to Orgenesis, to:	If to ATMI, to:
Orgenesis Ltd.	ATMI BVBA
70 Denya street	Reugelstraat 2
Haifa 34980	3320 Hoegaarden
Israel	Belgium

Fax: +972.3.5308056 Fax: +32 2 264 26 00

Attn: **Jacob BenArie** Attn: **Mario Philips**

11.3 **Waiver, Amendment** - Any provision of this Agreement may be waived by the Party entitled to the benefit thereof, except that neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by an authorized representative of such Party and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed by authorized representatives of each Party.

11.4 **Construction** - This Agreement has been negotiated by the Parties and reviewed by their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favour of or against any Party.

11.5 **Severability** - If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the Parties solely to the extent necessary to make such provision or provisions valid and enforceable.

11.6 **No Third Party Beneficiary Rights** - Except for as expressly set forth herein, nothing contained in this Agreement is intended to confer upon any person other than the Parties hereto and their respective successors and permitted assigns, any benefit, right or remedy under or by reason of this Agreement.

11.7 **Entire Agreement** - This Agreement, including its Annexes, set forth the entire agreement between the Parties and supersedes any and all previous agreements, understandings and negotiations between the Parties as to such subject matter.

12 APPLICABLE LAW AND JURISDICTION

12.1 **Governing Law** - All issues, questions and dispute concerning the validity, interpretation, enforcement, performance or termination of this Agreement shall be governed by and construed in accordance with Belgian law, without giving effect to any other choice of law or conflict-of-law rules or provisions (Belgian, foreign or international) that would cause the laws of any jurisdiction other than Belgium to be applicable.

12.2 **Jurisdiction** - All disputes arising out of or in connection with this Agreement and which the Parties are unable to settle amicably shall be finally submitted to the exclusive jurisdiction of the courts of Brussels.

EMPTY PAGE!

Done in Brussels, on May _6__, 2013, in two (2) originals, each of the parties acknowledges receipt of its own original.

Party	:	**Orgenesis Ltd.**
Signature	:	....
Name	:	**Jacob BenArie**
Title	:	CEO
Party	:	**ATMI BVBA**
Signature	:	....
Name :		**Mario Philips**
Title	:	Managing Director

ANNEX 1 TECHNICAL DESCRIPTION

[See Research Protocol attached]

ANNEX II FINANCIAL CONDITIONS

[See Research Protocol attached]

ANNEX III – User guide and Cell culture protocol

The user guide will be delivered together with the Xpansion system and single-use bioreactors at the technical transfer from ATMI to Orgenesis.

- Research Protocol –
Development and scale-up of Orgenesis' process in ATMI-LS' Xpansion technology

I. Product description

Design



Xpansion Multiplate Bioreactor is part of ATMI life sciences' (ATMI-LS) Intergrity® single use bioreactors. Xpansion is especially developed for adherent fragile cell culture applications such as stem cells culture.

Xpansion bioreactor is industrialized for safe large-scale production of traditional 2D cell culture. Its multiplate structure promotes a large cell growth surface area (up to 122 400 cm³). Its compact efficient design enables the elimination of the gas phase between the traystacks. This gas phase is replaced by an automatically controlled aeration system which provides advanced gas diffusion.

Control happens automatically via disposable pH and DO sensors. Temperature monitoring and agitation control are also available. Xpansion bioreactor offers the possibility to monitor cell morphology and density by a specific light microscopy.

Features

- GMP compliant
- All materials in product contact are USP class VI
- Designed for adherent cell culture application
- Completely single use closed bioreactor from vessel to sensor for sterility and contamination risk reduction
- Multiplate 2D cell-culture design enabling easy industrialization of the traditional multitraystacks
- Cell culture reproducibility and traceability by monitoring culture parameters (pH, DO, temperature) and real time controls
- Monitoring cell morphology and density by light microscopy
- Designed for use in a complete closed system from seeding to harvest

Process Control Unit



The controller is a generic system installed on separate skid for measurement & control hardware & gassing system with a digital Control.

Several Features of Xpansion controller:

- Graphical user interface with color display and touch screen operation with 3 security levels: Administrator, Supervisor

and User.

- Integrated amplifiers for temperature, disposable DO and pH sensors
- Integrated control loops for DO and pH
- Agitation control
- Temperature monitoring
- Calibration of pre-calibrated DO and pH sensors: Sensor patches come pre-calibrated. Calibration data are transferred via a USB key to the controller
- Trend display for up to 4 process values (pH, DO, T, Q)



2. *Timelines / Methodology*

Orgenesis is willing to move to clinical studies, with a Phase I/II to be started. Cells will be produced in traditional multi-layer stacks for this clinical trial.

It was clearly identified that traditional multi-layer stacks would be a limiting factor in the long term for Phase 2/3 clinical studies and commercial manufacturing:

- Many manual operations would be necessary due to the manipulation of dozens of stacks. This would bring about:
  - Risks of contamination;
  - Risks of consistency from stack to stack, due to separate trypsinisations and centrifugation/washing;
  - Cost of manufacturing.
- Implementation of tens of stacks in parallel would bring about:
  - A need for more incubators;
  - A need of large B-classified CR surface areas. This involves high investments.

In this context, Orgenesis asked ATMI-LS to make a proposal for a complete process development that would allow Orgenesis to move safely to further clinical studies and to the early phases of the commercial manufacturing.

The objective of this service agreement is for ATMI-LS to supply Orgenesis with a complete manufacturing process. The process involves ATMI-LS' closed system solution:

- Xpansion bioreactor technology;
- Xpansion cell harvesting and washing technology;
- Manifolds, storage and mixing bags.

At this stage, the experimental plan is based on preliminary discussions between Orgenesis and ATMI-LS and will be fine-tuned once concrete experimental results are obtained.

Based on the information provided to ATMI-LS, we know the following:

- The therapy is autologous;
- The process would involve a 200-plate Xpansion bioreactor per patient;
- The process is made of 2 steps:
  - Cell growth, up to 1Billion cells
  - Trans-differentiation induced by 3 successive adenovirus infections.

The above-mentioned information is sufficient to put together a plan that provides a clear sense of the budget and timelines.

Orgenesis' starting material is made of biopsies of liver. ATMI-LS has substantial experience with hepatocytes. So, the experimental plan should be implemented smoothly.

Orgenesis and the Fraunhofer Institute - which has a process in place - will guide ATMI-LS. ATMI-LS will adapt the existing process to make it compatible with the Xpansion technology and scale it up to the 200-plate Xpansion bioreactor volume.

Within the framework of this project, ATMI-LS will also suggest some options to Orgenesis to increase its level of automation/robotization.

Summary of the Workpackage plan:

The development of the process will be divided into 6 workpackages (WP):

- Workpackage 1 – Cell growth and recovery, feasibility study in XP-10
  - Duration: 3 months
  - Number of runs: between 4 and 6 runs in XP-10
- Workpackage 2 – Cell growth and recovery, scale-up to XP-50
  - Duration: 3 months, starts right after WP1
  - Number of runs: between 2 and 3 runs in XP-50
- Workpackage 3 – Cell growth and recovery, scale-up to XP-200
  - Duration: 3 months, starts right after WP2
  - Number of runs: between 2 and 3 runs in XP-200
- Workpackage 4 – Trans-differentiation of the cells: adapting current process to 1billion cells
  - Duration: 9 months, distributed all over WP1 through WP3
  - Number of runs: ~2 experimental plans at small scale and follow-up; between 4 and 6 runs based on results
- Workpackage 5 – Cell concentration and washing
  - Duration: distributed all over WP2 and WP3
  - Number of runs: ~6 centrifuge runs
- Workpackage 6 – Close system setup
  - Duration: 2 months, in parallel with WP3
  - Number of runs: ~3 runs
- Workpackage 7 – "Reproducibility" batches and tech transfer
  - Duration: 4 months, starts right after WP5
  - Number of runs: ~5 runs

3. Experimental plan

1. Workpackage 1 – Cell growth and recovery, feasibility study in XP-10

- ATMI-LS' expectation is that Orgenesis' cells have a behavior similar to liver-derived cells. These have already been grown in Xpansion bioreactors by ATMI-LS. Cell growth and cell recovery should not present particular difficulties.
- Objectives
  - Demonstrate that cell distribution is homogeneous through all the plates – 1 run
  - Establish the best inoculation density for consistent growth. This will anticipate the scale-up to XP-200 bioreactors – Experiments will be performed in parallel in T.Flasks.
  - Establish a cell recovery protocol and demonstrate the repeatability in XP-10 biorecators – 3 runs
  - Demonstrate that a QC PASS can be obtained with cells grown in XP-10 – use the last 2 runs

  Details of these experiments will be further discussed together with Orgenesis' team.

  - Outcome/Success criteria:
    - Cell growth, confluence and harvested cell densities should be > 70% of C+ in multilayer recipient (Cell Stack);
    - The bioreactor plates should be homogeneous: all plates colonized by cells;
    - Cell morphology should be similar to C+;
    - QC tests should be PASS (potency, differentiation and enzymatic activities);
    - QC results should be consistent with the same biological material (same vial/donor) and reproducible (different vial/donor).
  - Duration: 3 months (duration is purely informative and might vary depending on the actual process and QC tests (usually 30 days))
  - Number of runs: between 4 and 6 runs in XP-10 (if objectives are reached with 4 runs, there is no need for performing additional experiments and next Workpackage can be implemented more rapidly)
  - Cost: EUR 85 500,00

2. Workpackage 2 – Cell growth and recovery, scale-up to XP-50

- Objectives
  - Demonstrate that cell behavior in XP-50 is similar to cells grown in XP-10, using the protocols identified in WP1:
    - Homogeneity;
    - Establish cell recovery protocol;
    - Demonstrate that a QC PASS can be obtained with cells grown in XP-50.
  - Identify any technical issue that might jeopardize the scale up to XP-200 – should there be any risk identified, go back to XP-10.

    Details of these experiments will be further discussed together with Orgenesis' team.

  - Outcome/Success criteria:
    - Cells should have a similar behavior when compared to cells grown in XP-10 (Cell growth, confluence and harvested cell densities);
    - QC tests should be PASS (potency, differentiation and enzymatic activities);

- QC results should be consistent with the same biological material (same vial/donor) and reproducible (different vial/donor).
- Duration: 3 months, starts right after WP1 (duration is purely informative and might vary depending on the actual process and QC tests (usually 30 days))
- Number of runs: between 2 and 3 runs in XP-50 (if objectives are reached with 4 runs, there is no need for performing additional experiments and next Workpackage can be implemented more rapidly)
- Cost : EUR 57 000,00

3. Workpackage 3 – Cell growth and recovery, scale-up to XP-200

- Objectives
  - Implement a growth process that involves minimal pre-culture steps (cf. WP1) by minimizing seeding cell density:
    - If a 4x split ratio is achieved, an XP-200 bioreactor can be seeded with the content of a XP-50;
    - If a 10x split ratio is achieved, an XP-200 bioreactor can be seeded with the content of 2 x CS10.
  - Demonstrate that cell behavior is similar to cells grown in XP-10 & XP-50, using the protocols identified in WP1 and 2:
    - Homogeneity;
    - Cell recovery process;
    - Demonstrate that a QC PASS can be obtained with cells grown in XP-100 – use the last 2 runs.
  - Implement cell concentration / wash process using the Medtronic continuous centrifuge device (cf. WP5)

    Details of these experiments will be further discussed together with Orgenesis' team.

- Outcome/Success criteria:
  - Yields should be in line with customer's expectations, from cell seeding to cell recovery;
  - Cell concentration should show the expected yield and viability;
  - QC tests should be PASS (potency, differentiation and enzymatic activities), after cell recovery and cell concentration / washing.
- Duration: 3 months, starts right after WP2 (duration is purely informative and might vary depending on the actual process and QC tests (usually 30 days))
- Number of runs: between 2 and 3 runs in XP-200 (if objectives are reached with 4 runs, there is no need for performing additional experiments and next Workpackage can be implemented more rapidly)
- Cost : EUR 57 000,00

4. Workpackage 4 – Trans-differentiation of the cells: adapting current process to 1billion cells

- Objectives
  - Make the trans-differentiation process compatible with a scaling-up to 1billion cells (after having been harvested from an XP-200 bioreactor)
  - Assess 3 options for trans-differentiation:
    - Option1: implement virus infection and maturation in XP-200 after the cells have reached confluence;

- Option2: implement virus infection outside the XP-200 bioreactor. Then, inoculate the cells back in the bioreactor to achieve maturation;
        - Option3: implement virus infection outside the XP-200 bioreactor and let the cells in suspension to achieve maturation (e.g.: in a roller bottle or in a smoothly agitated bag). This would be the easiest way to proceed should the cells survive in that environment.
    - From the operation perspective, Option 2 is the worst case and will be implemented only if the others do not work. Option 3 would be the preferred choice, as it implicates one single large volume centrifugation only as well as the following advantages:
        - At same MOI, virus is more concentrated in a smaller volume, which can have a positive impact on the infection process;
        - With smaller volumes, intermediate centrifugations can be easily performed in a closed system made up of bags;
        - As the process take place out of the bioreactor:
            - The incubator/docking station is made available for the next run to start, so there is a saving in terms of capacity;
            - There are no back-flushes to the bioreactor and consequently the risk of contamination is reduced.
    - Experimental plan would be as follows:
        - Option1: implement 2 runs in XP-10
        - Option3:
            - Assess cell viability in suspension in fresh medium for a period of 12-18 hours;
            - Should cell viability be acceptable in suspension, implement the infection processes in aerated 50mL Falcon tubes with the cells grown in CS10;
            - Should cell viability be acceptable with such a process, it would be scaled up to the appropriate volume corresponding to 1 billion cells.
        - Option2: should options 1 and 3 fail, option 2 would be the only choice. This would involve 3 additional centrifugation steps, as well as 3 closed systems. Should this be necessary, it would be first mimicked at the scale of XP-10 – our expectation is that option 1 and/or option 3 should be successful. So, we do not plan any work on option 2 at this stage.
    - Demonstrate that the process(es) lead to the right cells:
        - Achieve targeted yield, viability;
        - Demonstrate that QC is PASS.
- Outcome/Success criteria:
    - Yields should be line with customer's expectations;
    - QC tests should be PASS (potency, differentiation and enzymatic activities).
- Duration: 9months, distributed all over WP1 through WP3.
- Number of runs: detailed experimental plan to be prepared, 0,5 FTE expected to be allocated. Indicate experimental plan: ~2 experimental plans at small scale and follow-up between 4 and 6 runs based on results.
- Cost: EUR 85 500,00

  At this stage, it is difficult to build a detailed experimental plan. Details of these experiments will be further discussed together with Orgenesis' s team.

5. Workpackage 5 – Cell concentration and washing

- Objectives
  - Demonstrate that cells can be recovered by ATMI-LS' centrifuge system – use cells grown in Cell Stacks to get an answer as soon as possible – put the cells in the same "starting" conditions as they would be when grown in XP-200, in terms of T, trypsin concentration and duration:
    - Yield, viability – 2 runs;
    - Demonstrate that QC is PASS – 2 runs.
  - Demonstrate that the process, as defined previously, can be applied to cells grown in XP-200:
    - Yield, viability – 2 runs;
    - Demonstrate that QC is PASS – 2 runs.
  - *Details of these experiments will be further discussed together with Orgenesis' team.*

- Outcome/Success criteria:
  - Yields should be in line with customer's expectations, from cell seeding to cell recovery;
  - Cell concentration should show the expected yield and viability;
  - QC tests should be PASS (potency, differentiation and enzymatic activities), after cell recovery and cell concentration / washing.
- Duration: 6 months, distributed all over WP1 through WP3.
- Number of runs: ~6 centrifuge runs (if objectives are reached with less runs, there is no need for performing additional experiments and next Workpackage can be implemented more rapidly)
- Cost: EUR 57 000,00

6. Workpackage 6 – Close system setup

- Objectives
  - Decide where the process needs to be closed – usually, we recommend to keep it open for the early sub-passages and close it right from the Xpansion bioreactor up to the end (cell concentration / washing). Assuming this becomes the agreed decision:
    - Design the manifolds in line with the process;
    - Implement the manifolds in "cold conditions" to assess dead volumes and potential losses, make sure yields are in line with expectations – 2 runs.
  - Implement a *mimic* process with cells using the manifolds:
    - Assess yields and viability – 1 run
    - Demonstrate that QC is PASS – use the run
- Outcome/Success criteria:
  - Yields should be in line with customer's expectations, from cell seeding to cell recovery;
  - QC tests should be PASS (potency, differentiation and enzymatic activities).
- Duration: 2 months, in parallel with WP3 and WP5.
- Number of runs: ~3 runs. These 3 runs will be performed within the framework of WP 3 and 5.
- Cost: EUR 11 500,00

7. Workpackage 7 – "Reproducibility" batches and tech transfer

- Objectives
    - o Implement the cell growth / trans-differentiation processes in a row – plan 2 runs;
    - o Implement the complete process 3 times successfully – plan 5 runs, 3 will be used for the tech transfer to Orgenesis' CMO;
    - o Train customer and/or its CMO for the tech transfer;
    - o Pre-qualify the future GMP-compliant batches for clinical studies.
- Outcome/Success criteria:
    - o Yields should be in line with customer's expectations, from cell seeding to cell concentration / washing;
    - o QC tests should be PASS (potency, differentiation and enzymatic activities);
    - o Process should be economically viable;
    - o Process is should be user friendly.
- Duration: 7 months, starts right after WP3, WP4, WP5.
- Number of runs: ~ 5 runs
- Cost: EUR 150 000,00

4. *Financial conditions*

1. Costs for FTE & Disposables

	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11	M12	M13	M14	M15
WP1 - Feasibility in XP-10	X	X	X												
WP2 – Scale-up to XP-50				X	X	X									
WP3 – Scale-up to XP-200							X	X	X						
WP4 – Trans-differentiation protocol	X	X	X	X	X	X	X	X	X						
WP5 – Cells concentration and washing			X	X	X	X	X	X							
WP6 – Closed system setup						X	X								
WP7 – Reproducibility batches / tech transfer									X	X	X	X	X	X	X

Ressources	Q1	Q2	Q3	Q4	Q5	*Price (€)*
People						
Scientists - Cell Culture (#)	1,5	1,5	1,5	1	1	
Project management (#)	0,25	0,25	0,25	0,25	0,25	
Analytical - Virus trans-diff° (#)	0,25	0,25	0,1	0,1	0,1	
Cost (€)	*118.750 €*	*118.750 €*	*109.375 €*	*78.125 €*	*78.125 €*	*503.125 €*
Disposables *						
XP10	4	2				
XP50		2				
XP100						
XP200		2	2	3	2	
Centrifugation kits		6	2	3	2	
Closed system			3		4	
C-Stacks	6	10	10	10	10	
Cost (€)	*6.924 €*	*30.638 €*	*19.835 €*	*25.303 €*	*20.735 €*	*103.435 €*
Consumables **						
Media (L)	20	134	90	135	90	
Price (€)	*129.244 €*	*173.307 €*	*145.275 €*	*127.525 €*	*114.925 €*	***606.560 €***

* Number of consumables is purely informative and might vary depending on the actual process development.

** Cost for culture media is not included; it is mentioned for informative proposes only. Quantity of media is purely informative and might vary depending on the actual process development. Consumables will be ordered by Orgenesis and supplied directly to ATMI-LS in Brussels.

Costs for the equipment needed for the process development is included in this service proposal. However, should Orgenesis decide to acquire the technology (tech transfer) from ATMI-LS, Orgenesis will have to place a Purchase Order to the attention of ATMI-LS.

Invoices for people (FTE costs) will be generated upon completion of each workpackage at the amounts above identified. Orgenesis agrees to pay 60 days after receipt of invoice.

The completion of each work package will result in an updated project plan allowing for any learnings to be incorporated into future efforts where possible.

If not provided by Orgenesis to ATMI-LS, Orgenesis will be charged costs for specific consumables: culture media, cell culture recipient, Xpansion disposables and other specific reagents (media additives, trypsin, C-Stacks, etc.) with an overhead of 15 % to cover administrative and logistics costs.

Invoices for specific consumables (Xpansion disposables included) shall be generated on a monthly basis, in function of the products that are actually consumed. Orgenesis agrees to pay 30 days after receipt.

Should a technical training takes place at ATMI-LS (Brussels, BE), Orgenesis will cover travel and accommodation expenses for its representatives travelling to ATMI-LS' lab. Should a technical training takes place at Orgenesis (Israel), Orgenesis will cover FTE costs (cf. price list below: "Technical support & installation") and travel-related expenses for ATMI-LS's representatives travelling to Orgenesis' labs. Should products need to be shipped from Orgenesis to ATMI-LS for the training, Orgenesis will cover shipping cost (freight charges, transport insurance and customs duties if applicable).

2. Price list – Xpansion

Should Orgenesis decide to go for a tech transfer from ATMI-LS to Orgenesis (or its CMO), Orgenesis shall acquire the Xpansion equipment & consumables (Purchase order required). Standards price list shall be applicable per the schedule below. Both parties agree to work towards a supply agreement covering long term volume and price roadmaps.

Item description	Part code	Qty.	Price/Unit (EUR)
Equipment			
Xpansion Control System, Israel Xpansion control system configured with Israel plug and fuses - 1 x Xpansion controller; - 1 x Israel plug for Xpansion controller ; - 2 x Polestar optical fibers ; - 1 x Temperature probe ; - 1 x Magnetic driver; - 6m of Festo and 20cm of Silicon tubing; - 1 x 5m Ethernet cable; - 1 x Memory stick for with calibration information; - 1 x IQ/OQ documentation set.	810216	1	46 000.00
Docking station, Xpansion controller Docking station for Xpansion bioreactor.	820369	1	2 400.00
Optional equipment			
PC System, Xpansion Controller, Israel Dell Latitude E5520 PC, eGraph software installed for data recording - 1 x PC for data recording ; - 1 x Israel power plug. *One PC can be connected to several controllers.*	810219	1	8 900.00
Bioreactor Lift System, Israel Xpansion bioreactor lift/trolley system, Israel fuses integrated - 1 x Bioreactor lift ; - 1 x Israel power plug.	810221	1	34 000.00
Consumables			

10-plate Xpansion single-use bioreactor	XPAN070000000	1	1 790.00
50-plate Xpansion single-use bioreactor	XPAN050000000	1	3 990.00
100-plate Xpansion single-use bioreactor	810154	1	6 490.00
200-plate Xpansion single-use bioreactor	810155	1	9 990.00
Starter kit for 10-plate Xpansion single-use bioreactor - 2 x 2L Biotainer (820297); - 500ml Nalgene bottle (820408); - 2 x 5L bags (1100065); - Clave connector (820548); - Seeding manifold; - Foam trap + reservoir manifold; - Connector for foam trap manifold; - Connector for sampling manifold; *(One starter kit is recommended per 10-plate Xpansion bioreactor for the time being. In the future design, the manifolds will be provided together with the bioreactors)*	810106	1	00.00
Technical support & installation			
Technical Support Before the feasibility study starts, a 3-day technical training to take place at the Customer place: Technicians or cell culture scientists will be trained by an ATMI/Artelis representative in setting up and operating the Xpansion unit *1st day = 8 hours / 2nd day = 4 hours / 3rd day = 4 hours*	810043	3	3 200.00/3 days + travel-related expenses (+30%) + Travel hours (400.00/half day) + Shipping costs for both equipment and consumables
Technical Support Additional assistance: If in addition to the 3-day technical support provided at the beginning of the feasibility study, Orgenesis requests additional on-site technical support	810043	1	200.00/hour + travel-related expenses (+30%) + Travel hours (400.00/half day)

5. Assumptions

ATMI-LS shall provide:

- Facilities and equipment. This covers infrastructure, clean rooms with the right level of biosafety (BL2) and specific classification, standard equipment to operate cell culture in clean rooms (incubators, laminar flows, centrifuges, incubators, microscopes, water bath, cell counter, metabolite analyzers) as well as standard consumables (pipettes, centrifuge tubes, gloves, etc.);
- Xpansion equipment: controllers, docking stations, PC with software for data recording and micrsoscope;
- Personnel: experienced cell culture scientists, project management and scientific management;
- At the end of the project, ATMI-LS will provide a technical report to Orgenesis with the raw data required by Orgenesis. The type of information needed by Orgenesis in the report will be discussed at the beginning of the project, and potentially quoted;
- In the event of a tech. transfer from ATMI-LS to Orgenesis: ATMI-LS shall be responsible for the tech. transfer of cell culture in the Xpansion technology to Orgenesis'team and ensure that Orgenesis' operators correctly handle the Xpansion bioreactors, controller system and the complete cell culture process in Xpansion;
- ATMI-LS shall commit to perform the work described in the above Workpackages. ATMI-LS shall not commit to achieve specific results;
- ATMI-LS' team works 5 days/week (from Monday to Friday). The cell culture planning shall be managed in order to prevent cell culture operations during the week-end and days-off (no sampling during the week-end and days-off) ;
- Original check-lists and lab books shall remain the property of ATMI-LS.

Orgenesis shall provide:

- Protocols, Standard Operation Procedures, read-outs and any additional documents considered as useful for cell growing, observation, passaging, trypsinization, etc. ;
- Cells;
- Culture media, cell culture recipient (TF, CS, CF), manifolds and any other reagent required for cell culture and harvest. In the event culture media and any other reagent need to be ordered by ATMI-LS, they shall be re-invoiced to Orgenesis. ATMI-LS shall generate an invoice (with a 15% overhead to cover administrative & logistics costs) as soon as the order has been placed.
- In the event Orgenesis provides ATMI-LS with raw material, Orgenesis shall also provide all the required material safety data sheet (MSDS files) and biosafety information about the cells and the raw material;
- Analytic tests shall be performed by Orgenesis. These could be performed by ATMI-LS but they should be crosschecked by Orgenesis;
- Orgenesis shall provide or shall be charged costs for specific consumables: culture media, cell culture recipient, Xpansion disposables, Xpansion manifolds, Xpansion centrifuge kits, Xpansion clodes systems, C-Stacks and other specific reagents (media additives, trypsin, PBS, etc.) with a 15% overhead to cover administrative and logistics costs. ATMI-LS will not charge any overhead for ATMI-LS's products. Invoices for specific consumables shall be generated on a monthly basis, in function of the products that are actually consumed by ATMI-LS;

- Should products or samples need to be shipped between Orgenesis and ATMI-LS, Orgenesis shall cover shipping costs (freight charge, transport insurance and customs duties in applicable). A 15% overhead shall be applicable to cover administrative and logistics costs;
- Orgenesis shall be charged costs for subcontracted analysis with a 15% overhead to cover administrative and logistics costs;
- Orgenesis shall be responsible for the tech. transfer of its cell culture process from Orgenesis' facilities to ATMI-LS's and ensure that ATMI-LS's operators correctly handle Orgenesis's current process;
- In case of a technical transfer from ATMI-LS to Orgenesis, products shall have to be shipped from ATMI-LS to Orgenesis. ATMI-LS shall require a Purchase Order. No product shall be shipped without a Purchase Order:
  - Transport and insurance: EXW (Hoegaarden) - Incoterms 2010. ATMI-LS shall organize the transport and Orgenesis shall be charged shipping costs (freight charge, transport insurance and customs duties in applicable);
- ATMI-LS shall be able to use the results of the testing in an appropriate format for scientific and promotional purposes with the prior written approval of Orgenesis.